                                                                  Exhibit (12)a.


UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following Unaudited Pro Forma Condensed Combined Statements of Loss of the Corporation for the year ended June 30, 1999 gives effect to the acquisition of Burlington, Mobitech, CDI, SIQ, Axyn Tech, Axyn International and its wholly-owned subsidiary Unitra-Axyn, and the 57% interest in Syscan International, as if each of these the acquisitions had occurred on July 1, 1998.

All of the above acquisitions were completed during the year ended June 30, 1999, except for the acquisition of Axyn International Gmbh, which was completed on July 8, 1999. Because the results of operation of Axyn International Gmbh from July 1, 1999 to the date of its acquisition are not material, no pro forma information for the three-month period ended September 30, 1999 has been presented.

The Unaudited Pro Forma Condensed Combined Statements of Loss is based on the audited financial statements of the Corporation for the year ended June 30, 1999 and the audited financial statements of Syscan for the year ended June 30, 1999, the unaudited financial statements of SIQ, CDI, AXYN Technologies and AXYN International for the year ended June 30, 1999, and the unaudited financial statements of Burlington for the period from July 1, 1998 through November 28, 1998 after giving effect to the pro forma adjustments described in the Notes to the Unaudited Pro Forma Condensed Combined Statements of Loss.

The Unaudited Pro Forma Condensed Combined Statements of Loss is not necessarily indicative of the results of operations of the Corporation which would have occurred had all of the acquisitions been completed on the July 1, 1998

                                                                            AXYN      Syscan       Axyn    Adjust-
                           Axyn                                            Inter-     Inter-       Tech-   ments
                           Corp.   Mobitech    SIQ     CDI      Burlington national   national    nologies  Note 1      TOTALS
                       ----------------------------------------------------------------------------------------------------------
For the year ended        6/30/99  6/30/99   6/30/99  6/30/99     6/30/99   6/30/99     6/30/99   6/30/99

Revenues                  425,492             74,662   64,946      90,885   154,162   3,125,679   126,475              4,062,302
                                                     --                    -
Cost of sales            (115,791)            (1,359)      --     (53,921)       --  (2,402,293)  (63,374)            (2,636,738)
                                                     --                    -
Expenses               (1,044,763)           (74,666) (60,664)    (84,256) (642,725) (1,070,477) (558,603)  (450,660) (3,986,814)

Total Income (Loss)
  before minority
  interest               (735,062)      --    (1,362)   4,282     (47,292) (488,563)   (347,091) (495,502)  (450,660) (2,561,250)

Minority Interest                                                                       140,844                          140,844

Total Income (Loss)
  before deferred
  income tax             (735,062)      --    (1,362)   4,282     (47,292) (488,563)   (206,247) (495,502)  (450,660) (2,420,406)

Deferred income
  taxes                        --       --        --       --          --        --      19,546        --         --      19,546
                       ---------------------------------------------------------------------------------------------------------
Net Income (loss)        (735,062)      --    (1,362)   4,282     (47,292) (488,563)   (186,701) (495,502)  (450,660) (2,400,860)

Net loss per share
  of common stock                                                                                                          (0.16)
Weighted average
  number of shares
  outstanding                                                                                                         15,164,688
                       ==========================================================================================================

                                                                                     AXYN        Syscan      Axyn
                              Axyn                                                   Inter-       Inter-     Tech-
                              Corp.   Mobitech     SIQ        CDI       Burlington  national     national   nologies    TOTALS
                          -------------------------------------------------------------------------------------------------------
For the year ended          6/30/98   6/30/98    6/30/98    6/30/98       6/30/98    6/30/98       6/30/98  6/30/98

Revenues                      2,242        --     71,289     60,973       436,076     14,998     3,411,086       --    3,996,665
                                                         --         --            --          -
Cost of sales                    --        --         --         --      (274,705)        --    (2,370,575)      --   (2,645,280)
                                                         --         --            --          -
Expenses                   (285,949)       --    (58,808)   (50,065)     (146,655)   (26,380)   (1,192,039)      --   (1,759,896)

Total Income(Loss)
  before minority
  interest                 (283,707)       --     12,481     10,908        14,716    (11,382)     (151,528)      --     (408,512)

Minority Interest                --        --         --         --            --         --          (212)      --         (212)

Total Income (Loss)
  before deferred
  income tax               (283,707)       --     12,481     10,908        14,716    (11,382)     (151,740)      --     (408,724)

Deferred income
  taxes                          --        --         --         --            --         --       187,242       --      187,242
                                                         --         --            --          -
                          -------------------------------------------------------------------------------------------------------
Net Income (loss)          (283,707)       --     12,481     10,908        14,716    (11,382)       35,502       --     (221,482)

Net loss per share
  of common stock                                                                                                          (0.01)
Weighted average
  number of shares
  outstanding                                                                                                         14,817,000
                          =======================================================================================================

NOTE 1 -

The adjustment relates to the amortization of goodwill for all companies acquired. Goodwill is being amortized over ten years for all companies except SIQ for which the amortization period is three years. These amortization periods reflect the estimated life of the goodwill.

No adjustment has been made for imputed interest on the note payable for the Syscan shares as the amount is immaterial given that the repayment terms called for two instalments in July and September 1999.

NOTE 2 -

The net book value of the net assets acquired approximates the fair value of those assets at the date of acquisition.

The total amount of goodwill arising from the acquisitions amounted to $4,627,214.00


                                      F-35